EXHIBIT 99.1

NEWS RELEASE
One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-07-14
THE GEO GROUP REPAYS $200 MILLION IN TERM LOAN DEBT
Boca Raton, Fla. — March 27, 2007 — The GEO Group (NYSE: GEO) (“GEO”) announced today that it used $200.0 million of the aggregate net proceeds of approximately $226.3 million from its recent follow-on offering of 5,462,500 shares of its common stock, including the underwriters’ over-allotment option which was exercised on March 23, 2007, to repay debt outstanding under the term loan portion of its senior secured credit facility. The term loan bears interest at LIBOR plus 1.50 percent. As a result of the debt repayment, GEO will write off approximately $2.9 million in after-tax deferred financing fees during the first quarter of 2007.
Following the debt repayment, GEO’s total recourse debt will decrease from approximately $515.0 million to $315.0 million, comprised of $150.0 million in senior unsecured notes and $165.0 million in term loan borrowings, exclusive of capital lease liability balances. GEO estimates that its Total Net Recourse Debt to Adjusted EBITDA ratio will decrease from approximately 5.1 times to approximately 2.8 times as a result of the debt repayment, based on GEO’s previously reported 2006 adjusted EBITDA. GEO plans to use the remaining proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures and potential acquisitions of complementary businesses and other assets.
George C. Zoley, Chairman of the Board, Chief Executive Officer and Founder of GEO, said: “The successful completion of the follow-on offering of 5.5 million shares of our common stock along with the repayment of our term loan debt following our acquisition of CentraCore Properties Trust will provide us with additional financing capacity to pursue future opportunities through our business units of U.S. Corrections, GEO Care, and International Services.”
GEO’s GAAP results for the first quarter of 2007 will be reduced by $2.9 million net-of-tax, or $0.14 per share, as a result of the write-off of deferred financing fees. The write-off will have no impact on GEO’s first quarter 2007 pro forma results. In addition, GEO does not expect the equity offering to have any additional impact on its previously issued 2007 quarterly and year-end financial guidance.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, Canada, and the United Kingdom. GEO’s worldwide operations include 64 correctional and residential treatment facilities with a total design capacity of approximately 55,000 beds.
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NEWS RELEASE
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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